SCHEDULE 14C

                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                               (Amendment No.___)

Check the appropriate box:

[X]      Preliminary Information Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
[ ]      Definitive Information Statement

                           COLUMBIALUM STAFFING, INC.
                           --------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

         1.  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
         2.  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         -----------------------------------------------------------------------
         4.  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.  Amount Previously Paid:

         -----------------------------------------------------------------------
         2.  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
         3.  Filing Party:

         -----------------------------------------------------------------------
         4.  Date Filed:

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

                           COLUMBIALUM STAFFING, INC.
                            310 East Harrison Street
                                 Tampa, FL 33602
                                 ---------------

                      NOTICE OF SHAREHOLDER MAJORITY ACTION
                          IN LIEU OF AN ANNUAL MEETING
                                 ---------------

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY
                                ----------------

         NOTICE IS HEREBY GIVEN TO ALL SHAREHOLDERS THAT ACTION WILL BE TAKEN IN LIEU OF AN ANNUAL MEETING OF COLUMBIALUM STAFFING, INC., A NEVADA CORPORATION (THE "COMPANY") ON OR ABOUT MAY 28, 2002 TO AUTHORIZE AND APPROVE:

         (i)      The election of two directors;

         (ii)     Amendments to the Company's Articles of Incorporation to

                  (a) change the name of the Company to Resolve Staffing, Inc;
                  (b) reverse split the outstanding shares of the Company's Common Stock one-for-thirty;
                  (c) maintain the par value of the Company's Common Stock at $.0001; and
                  (d) restore the number of shares of Common Stock the Company is authorized to issue 50,000,000; and

         (iii) Amendment to the Company's 2001 Stock Incentive Plan to restore the number of shares which may be issued under the plan to 3,000,000 and permit the issuance of unrestricted shares.

         Only shareholders of record as of April 17, 2002 are entitled to receive notice of this action.

                                           By order of the Board of Directors




                                           Cristino L. Perez
                                              Secretary

Dated:  April ___, 2002

                           COLUMBIALUM STAFFING, INC.
                            310 East Harrison Street
                                 Tampa, FL 33602
                                 ---------------

                 Information Statement pursuant to section 14(C)
                   of the securities and exchange act of 1934
                                 ---------------

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY
                                ----------------

         This Information Statement (the "Information Statement") is being mailed on or about May 7, 2002 to the holders of record at the close of business on April 17, 2002, of the common stock, $.0001 par value per share (the "Common Stock") of Columbialum Staffing, Inc. (the "Company"), in connection with action by written consent to authorize and approve: (i) the election of two directors;
(ii) Amendments to the Company's Articles of Incorporation to (a) change the name of the Company to Resolve Staffing, Inc; (b) reverse split the outstanding shares of the Company's Common Stock one-for-thirty; (c) maintain the par value of the Company's Common Stock at $.0001; and (d) restore the number of shares of Common Stock the Company is authorized to issue 50,000,000; and (iii) Amendments to the Company's 2001 Stock Incentive Plan to restore the number of shares which may be issued under the plan to 3,000,000 and permit the issuance of unrestricted bonus stock. Members of the Board of Directors and three shareholders own or have voting authority for 6,750,150 shares of Common Stock. These shareholdings represent approximately 67% of the total outstanding votes of all issued and outstanding Common Stock of the Company and are sufficient to take the proposed action on the record date of April 17, 2002. Dissenting shareholders do not have any statutory appraisal rights as a result of the action taken. All members of the Board of Directors and such other shareholders have indicated their intention to execute written consents in favor of the proposed action on behalf of the shares of the Company that they own or for which they have voting authority. The Board of Directors does not intend to solicit any proxies or consents from any other shareholders in connection with this action.

         Section 78.320 of the Nevada Revised Statutes (the "Nevada Law") provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Pursuant to Section 78.390 of the Nevada Revised Statutes, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend the Articles of Incorporation. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.

         Pursuant to Section 78.370 of the Nevada Revised Statutes, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Nevada Law are afforded to the Company's stockholders as a result of the approval of the Proposals.

         This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934.

         The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

               INFORMATION RELATING TO THE COMPANY'S COMMON STOCK

         The shares of Common Stock are the only class of voting securities of the Company outstanding. Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of the shareholders. As of April 17, 2002 the Company had 10,051,000 shares of their Common Stock outstanding.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Record Date information concerning ownership of the Company's securities by (i) each Director, (ii) each executive officer, (iii) all Directors and executive officers as a group; and
(iv) each person known to the Company to be the beneficial owner of more than five percent of each class:

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The actual number of shares of Common Stock issuable upon the conversion of the debentures is subject to adjustment depending on, among other factors, the number of shares outstanding at the time of conversion and could be materially less than the number estimated in the table.

                                                Beneficial Ownership
                                                --------------------
Name of Beneficial Owner                  Shares                 Percentage
------------------------                  ------                 ----------

Charles Lincoln (1)                        2,447,019                  24%

R. Gale Porter (2)                         2,116,942                  21%

Cristino L. Perez (3)                        318,784                   3%

William A.  Brown Family Trust             2,005,071                  20%

Nilda Hoornik (4)                          1,482,606                  15%

Rene Morissette(5)                           826,783                   8%

  All Officers and Directors as a
  group (2 persons)                        2,435,690                  24%
-----------------
(1) Charles Lincoln was our Chairman and Chief Executive Officer until March 18, 2002. Includes 2,447,019 shares which he owns directly, owns jointly with his spouse, and which are owned by corporations wholly owned by him.
(2) Mr. R. Gale Porter is our Chief Operating Officer, President, and a director of the Company. Includes 2,116,942 shares which he owns jointly with his spouse.
(3) Cristino L. Perez is our Chief Financial Officer, Secretary, Treasurer, and is a director of the Company. Includes 318,784 shares which he owns directlyor owns jointly with his spouse.
(4) Nilda Hoornik, as Managing Director of Global Partners, LLC, has voting and investment powers. Global Partners, LLC is owned by Cristino L. Perez and/or his spouse (55%), and Venancio Pardo (45%).
(5) Mr. Morissette, as Managing Director of Work Holdings, LLC, has voting and investment powers. Work Holdings, LLC is owned by Charles Lincoln (45%), Cristino L. Perez (15%), R. Gale Porter (11%) and Venancio Pardo (29%).

                             EXECUTIVE COMPENSATION

         We do not have employment contracts with any of our management personnel.

SUMMARY COMPENSATION TABLE

         The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the three fiscal years ended December 31, 2001 for each person that served as our Chief Executive Officer. No executive officer's salary and bonus exceeded $100,000 in any of the applicable years.

                                                          SUMMARY COMPENSATION TABLE

                                                             Other
                           Year                               Annual    Restricted                           All Other
Name and Principal         Ended                              Compen-     Stock       Options/     LTIP       Compen-
Position                   Dec. 31     Salary      Bonus      sation      Awards        SARs       Payouts    sation
------------------         -------     ------      -----      -------   -----------   --------     -------  -----------
M. Richard Cutler,           2001       -0-         -0-        -0-          -0-          -0-        -0-         -0-
President, Treasurer         2000       -0-         -0-        -0-          -0-          -0-        -0-         -0-
and Secretary (1)            1999       -0-         -0-        -0-          -0-          -0-        -0-         -0-

Rene Morissette,             2001       750         -0-        -0-          -0-          -0-        -0-         -0-
President, Treasurer         2000       -0-         -0-        -0-          -0-          -0-        -0-         -0-
and Secretary (2)            1999       -0-         -0-        -0-          -0-          -0-        -0-         -0-

Charles Lincoln,             2001       -0-         -0-        -0-          -0-          -0-        -0-         -0-
Chairman and                 2000       -0-         -0-        -0-          -0-          -0-        -0-         -0-
CEO (3)                      1999       -0-         -0-        -0-          -0-          -0-        -0-         -0-

R. Gale Porter,              2001       -0-         -0-        -0-          -0-          -0-        -0-         -0-
President and COO            2000       -0-         -0-        -0-          -0-          -0-        -0-         -0-
-----------

(1)   Appointed April 9, 1998; resigned September 27, 2001.
(2)   Appointed September 26, 2001; resigned January 11, 2002.
(3)   Appointed December 12, 2001;, resigned March 18, 2002.
(4)   Assumed the duties of Chief Executive on March 18, 2002.

                                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                            (INDIVIDUAL GRANTS)

                          Number of Securities       Percent of Total
                               Underlying              Options/SAR's
                              Options/SAR's        Granted to Employees        Exercise of
Name                           Granted (#)            in Fiscal Year       Base Price ($ / SH)     Expiration Date
----                           -----------            --------------       -------------------     ---------------
M. Richard Cutler                 None                      N/A                    N/A                   N/A

Rene Morissette                   None                      N/A                    N/A                   N/A

Charles Lincoln                   None                      N/A                    N/A                   N/A

R. Gale Porter                    None                      N/A                    N/A                   N/A

                                               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                            AND FY-END OPTION/SAR VALUES


                             Shares                                                           Value of Unexercised
                          Acquired on       Value        Number of Unexercised Options        In-the-Money Options
Name                        Exercise       Realized       Exercisable / Unexercisable     Exercisable / Unexercisable
----                        --------       --------       ---------------------------     ---------------------------
M. Richard Cutler             N/A            N/A                     None                             N/A

Rene Morissette               N/A            N/A                     None                             N/A

Charles Lincoln               N/A            N/A                     None                             N/A

R. Gale Porter                N/A            N/A                     None                             N/A

COMPENSATION OF DIRECTORS

         Directors were not separately compensated for their services in the year ended December 31, 2001.

                              ELECTION OF DIRECTORS

         The Company has received the consent of 67% of the outstanding shares of Common Stock to re-elect the Company's existing two directors for a period of one year until their successors are elected and qualified. This re-election leaves the Board with one vacancy which may be filled by the directors without the further consent of shareholders. The following persons are to be re-elected:

         Name                   Age              Position
         ----                   ---              --------
         R. Gale Porter         68               President, COO and Director
         Cristino L. Perez      57               CFO, Secretary, Treasurer, and
                                                 Director

         Mr. Porter has served as our President and a director since December 12, 2001. Mr. Porter has served as President and Director of Integra Staffing, Inc. ("Integra"), the Company's wholly owned subsidiary, since October 2001. Prior to his association with Integra, Mr. Porter served from March 1996 to September 2000 as President and Director of AllTrades Direct, Inc., and predecessors, a company specializing in temporary employment services for the construction industry. AllTrades Direct developed from one to 50 offices with revenues of $1 million per month prior to its sale in September 2000. Mr. Porter earned a BA degree in Economics from Florida State University.

         Mr. Perez has served as our Chief Financial Officer, Secretary, Treasurer and Director since December 12, 2001. Mr. Perez served as Secretary, Treasurer and Director of Integra since October 2001. Since October 1999, Mr. Perez has been employed with Baumann, Raymondo & Company, P.A., Certified Public Accountants with primary responsibilities for development of accounting and auditing services to small publicly held enterprises. From 1993 to 1999, Mr. Perez operated his own tax and accounting service, with concentration of services to small publicly held companies. Mr. Perez earned a BA degree in Accounting from the University of South Florida.


                     APPROVAL OF AMENDMENTS TO THE COMPANY'S
                            ARTICLES OF INCORPORATION

         The Company's board of directors approved amendments to the Company's Articles of Incorporation to (a) change the name of the Company to Resolve Staffing, Inc.; (b) reverse split the outstanding shares of the Company's Common Stock one-for-thirty; (c) maintain the par value of the Company's Common Stock at $.0001 ; and (d) restore the number of shares of Common Stock the Company is authorized to issue 50,000,000. The Board and certain shareholders, which together hold approximately 67% of the Company's Common Stock has approved these actions and has consented to these actions being taken.

Change of Corporate Name

         Following a review of names used by other staffing companies, management has determine that "Resolve Staffingsm" is a service mark which merits development and projects a descriptive image of the Company's services. The Company is in the process of filing registrations to perfect this and related marks. Management therefore believes that changing the Company's name to "Resolve Staffing, Inc." will further its efforts to establish brand identity in the staffing field.

One-For-Thirty Reverse Split  and Maintenance of Par Value

         As a result of the Reverse Split, each share of Common Stock outstanding at the effective time of the Reverse Split, will, without any action on the part of the holder thereof, become one-thirtieth share of Common Stock. The amendment will also maintain the par value per share of the Company's Common Stock at $.0001. Maintaining the par value per share will reduce the Company's capital stock accounts in that significantly fewer shares will be outstanding after the one-for-thirty reverse split. For purposes of this description, the Common Stock, as presently constituted, is referred to as the "Old Common Stock" and the Common Stock resulting from the Reverse Split is referred to as the "New Common Stock."

         The Reverse Split will become effective upon the filing with the Secretary of State of Nevada of an amendment to the Company's Articles of Incorporation which states that, upon the filing of the Certificate of Amendment, each share of Old Common Stock then issued and outstanding would automatically become and be converted into one-thirtieth share of New Common Stock.

         Principal Effects of the Reverse Split

         The principal effects of the Reverse Split will be as follows:

         Based upon the 10,051,000 shares of Old Common Stock outstanding on the Record Date, the Reverse Split would decrease the outstanding shares of Old Common Stock by 96%, and, upon the effectiveness of the Reverse Split approximately 335,033 shares of New Common Stock would be outstanding.

         The Company will obtain new CUSIP numbers for the New Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, the Company will provide each record holder of Old Common Stock with information to enable such holder to obtain new stock.

         Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Old Common Stock.

         Assuming the Reverse Split is implemented, the Certificate of Amendment amending the Articles of Incorporation will be filed with the Secretary of State of Nevada twenty days following the mailing of this Notice to shareholders. The Reverse Split would become effective as of the date of such filing (the "Effective Date").

         Purposes of the Reverse Stock Split

         The Company's shares are presently not trading on any exchange or securities market. The Company plans to provide information to brokers who may wish to trade shares of the Company's Common Stock on the Nasdaq OTC-BB or other quotation medium, at such time as the shares of Common Stock underlying certain convertible debentures may be sold, either pursuant to an effective registration under the Securities Act of 1933, as amended (the "Securities Act") or an exemption is available from such registration. Whether or not such brokers would quote or trade the Company's securities would depend on many factors, including the Company's valuation, the percentage of securities owned by management, general market conditions, market acceptance of the Company's business, the Company's financial performance, the Company's growth, profitability and price earnings ratio compared to similar companies, and other factors. One of the Company's directors and the CEO recently resigned in a dispute with the other Board members which was reported on a Form 8-K. The remaining directors are of the opinion that additional capital is necessary for the Company to execute it's business plan and the retention of a significant percentage of the outstanding shares by the resigning officer and director will be an impediment to such financing.

         The Reverse Split would decrease the number of shares of Old Common Stock outstanding.

         Many brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

         The Board of Directors believes that the Reverse Split, as part of a larger plan of financing and recapitalization, is in the best interest of the Company and its shareholders.

         Exchange of Certificate and Elimination of Fractional Share Interests

         On the Effective Date, each thirty shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock. No additional action on the part of the Company or any shareholder will be required in order to effect the Reverse Split. Shareholders will be requested to exchange their certificates representing shares of Old Common Stock held prior to the Reverse Split for new certificates representing shares of New Common Stock. Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates representing shares of Old Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Shareholders should not submit any certificates until requested to do so. In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date of the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

         No fractional shares of New Common Stock will be issued to any shareholder. Accordingly, shareholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, receive in lieu thereof an additional share. Holders of less than thirty shares of Old Common Stock as a result of the Reverse Split will on the Effective Date no longer be shareholders of the Company.

         Effect of the Reverse Split on Other Securities

         As of the Record Date, there is $11,150 principal amount outstanding of a 6% convertible subordinated debenture due June 30, 2003 (the "Debenture"), and $100,000 principal amount outstanding of 18% Subordinated Notes due on October 1, 2002 (the "Notes"). The Debentures are convertible into Old Common Stock at the rate of $.10 per share and the Notes are convertible into Old Common Stock at the rate of $2.00 per share.

         As a result of anti-dilution adjustment provisions contained in the Debentures and Notes, the Reverse Split would change their respective conversion prices to $3.00 and $60.00 per share of New Common Stock after the Reverse Split.

         The Board of Directors determines that it is in the Company's best interest to provide the Debenture and Note holders with a larger stake in the Company. Accordingly, the Company has agreed to waive the benefit of the anti-dilution provision of the Debentures and fix the Conversion price at $.10, after the Reverse Split. With respect to the Notes, the Company is presently in discussions with the holders concerning the terms upon which the Notes may be exchanged for equity securities in the Company after the Reverse Split. While no agreement has been reached, it is anticipated that such exchange will permit the Note holders to acquire shares of New Common Stock upon terms more favorable to the Note holders than the $60.00 per share adjusted conversion price resulting from the Reverse Split. Such price will not be as favorable to the Note holders as the conversion price of $.03 (as adjusted for the Reverse Split) afforded to the former holders of $7,300 principal amount of the Company's 5% convertible debentures due December 31, 2002.

         Federal Income Tax Consequences of the Reverse Split

         The combination of each thirty shares of the Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange therefor.

         Generally, cash received in lieu of fractional shares will be treated as a sale of the fractional shares (although in unusual circumstances such cash might possibly be deemed a dividend), and shareholders will recognize gain or loss based upon the difference between the amount of cash received and the basis in the surrendered fractional share.

         This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Change in Authorized Capital Stock

         The Board of Directors has approved an amendment to the Company's Articles of Incorporation which would change the number of authorized shares of Common Stock, and maintain the par value of $.0001 per share. The number of authorized shares of Common Stock would be restored to 50,000,000 shares following the Reverse Split.

         Discussion of the Amendment

         On the Record Date, there are 10,051,000 shares of Old Common Stock outstanding which will be reduced to approximately 335,000 shares of New Common Stock. In addition, the authorized Common Stock, absent the further amendment of the Articles of Incorporation would have been reduced to 1,666,667. The Board of Directors of the Company believes it will benefit the shareholders to have additional unreserved common shares available for issuance in order that adequate shares may be available for the possible issuance of Common Stock, convertible Preferred Stock or convertible debt securities in connection with a possible financing of the Company's business or an acquisition. Management has previously disclosed acquiring private staffing companies in exchange, in part, for equity securities of the Company. There is no definite agreement or understanding for such an exchange at the present time.

         Under the Company's Certificate of Incorporation, the Board of Directors of the Company has authority to issue authorized and unissued shares of Preferred Stock without obtaining approval from the holders of the Common Stock. The holders of the Company's Common Stock and Preferred Stock do not have preemptive rights. The Preferred Stock provisions give the Board of Directors broad authority to issue shares of Preferred Stock in one or more series and to determine such matters as the dividend rate and preference, voting rights, conversion privileges, redemption provisions, liquidation preferences and other rights of each series. Each share of Common Stock is entitled to one vote. The

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holders of any series of  preferred  stock issued in the future will be entitled to such voting rights as may be specified by the Board of Directors.

         Because of the broad powers granted to the Board of Directors to issue shares of Preferred Stock and determine the rights, preferences and privileges of the holders of such series, the board has the power to issue shares of Preferred Stock in a manner which could be used as a defensive measure against a hostile takeover or to keep the Board of Directors in power. However, the Board of Directors has no present plans to issue shares for such purpose.

Approval Required

         The approval of a majority of the outstanding stock entitled to vote will be necessary to approve the proposed amendment. As discussed above, the Company's Board of Directors, on the Record Date of the transaction, hold voting authority for stock representing approximately 54% of the votes of the Company's outstanding stock. They have executed written consents voting those shares in favor of the proposed amendment. The Board of Directors does not intend to solicit any proxies or consents from any other shareholders in connection with this action.

                   AMENDMENT TO THE 2001 EQUITY INCENTIVE PLAN

General

         Provisions of the Company's 2001 Equity Incentive Plan (the "Plan") will reduce the number of shares of Common Stock available for grant under the Plan from 3,000,000 shares of Old Common Stock to 100,000 shares of New Common Stock as a result of the Reverse Split. The Board of Directors approved an amendment (the "Plan Amendment") to the Company's Plan to order to restore the number of shares of the Company's Common Stock issuable under the Plan to
3,000,000 shares of New Common Stock. In addition, the Board adopted an amendment to the Plan which will permit the issuance of shares of Common Stock for services or as a bonus for services without any contractual restrictions. The Board of Directors believes the proposed Plan Amendment will aid the Company in attracting, retaining and motivating key employees and certain consultants by assuring the continuing availability of stock incentives in appropriate circumstances.

Summary of Existing Plan

         The Plan authorizes the granting of varying forms of stock incentive awards ("Awards") to qualified officers, employees, directors, key employees and third parties providing valuable services to the Company, e.g., independent contractors, consultants and advisors to the Company. The Plan may be administered by a committee appointed by the Board and consisting of two or more members, each of whom must be Non-Employee Directors. A Non-Employee Director is defined as a director who is not employed by the Company or its subsidiaries, does not receive compensation from the Company or its subsidiaries other than as a director, except for compensation in an amount less than $50,000, and is generally disinterested. The Plan is currently administered by the Board, who determine the number of shares to be covered by an Award, the term and exercise price, if any, of the Award and other terms and provisions of Awards. All employees, officers and directors of, and consultants to, the company are eligible to participate in the Plan. The Committee determines which persons shall be granted options and other Awards, the extent of such grants and, consistent with the Plan, the terms and conditions thereof.

         The following is a general description of certain features of the Plan after the Plan Amendment:

         o Eligibility. Officers, other key employees and consultants of the Company, its subsidiaries and its affiliates who are responsible for the management, growth and profitability of the business of the Company, its subsidiaries and its affiliates are eligible to be granted stock options, stock appreciation rights, and restricted or deferred stock awards under the Plan. Directors are eligible to receive Director Stock Options.

         o Administration. The Plan is administered by the Stock Option Committee of the Company, or if there is no such Committee, the Board of Directors. The Stock Option Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants and to determine the specific terms of each grant, subject to the provisions of the Incentive Plan.

         o Stock Options. The Plan permits the granting of non-transferable stock options that are intended to qualify as incentive stock options ("ISO's") under section 422 of the Internal Revenue Code of 1986 and stock options that do not so qualify ("Non-Qualified Stock Options"). The option exercise price for each share covered by an option shall be determined by the Stock Option Committee but shall not be less than 100% of the fair market value of a share on the date of grant. The term of each option will be fixed by the Stock Option Committee, but may not exceed 10 years from the date of the grant in the case of an ISO or 10 years and two days from the date of the grant in the case of a Non-Qualified Stock Option.

         o Stock Appreciation Rights. Non-transferable stock appreciation rights ("SAR's") may be granted in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or unrestricted Common Stock of the Company (as determined by the Stock Option Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. Each SAR will terminate upon the termination of the related option.

         o Restricted or Unrestricted Stock. Restricted or unrestricted shares of the Common Stock may be awarded by the Stock Option Committee subject to such conditions and restrictions as they may determine, which may include the attainment of performance goals. The Stock Option Committee shall also determine whether

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

                  a recipient of restricted shares will pay a purchase price per share or will receive such restricted shares without, any payment in cash or property.

         o Deferred Stock. Deferred stock awards may also be made under the Plan. These are non-transferable awards entitling the recipient to receive Common Stock of the Company without any payment in cash or property in one or more installments at a future date or dates, as determined by the Stock Option Committee. Receipt of deferred stock may be conditioned on such matters as the Stock Option Committee shall determine, including continued employment or attainment of performance goals.

         o Loan Provisions. The Plan authorizes the Company, with the consent of the Stock Option Committee, to make or arrange for loans to employees in connection with the exercise of options or the payment of any purchase price for restricted stock granted under the Plan or the payment of Federal and State income taxes resulting from the granting or exercising of options or other awards under the Plan. The Stock Option Committee has full authority to decide whether to make such loans and to determine the term and provisions of any such loans including interest charged and repayment terms.

         o        Transfer   Restrictions.   Grants   under  the  Plan  are  not
                  transferable except, in the event of death, by will or by the laws of descent and distribution.

         o Termination of Benefits. In certain circumstances such as death, disability, and termination without cause, beneficiaries in the Plan may exercise Options, SAR's and receive the benefits of restricted stock grants following their termination or their employment or tenure as a Director as the case may be.

         o Amendment of the Plan. The Plan may be amended from time to time by majority vote of the Board of Directors provided as such amendment may affect outstanding options without the consent of an option holder nor may the plan be amended to increase the number of shares of Common Stock subject to the Plan without stockholder approval.

         As of April 17, 2002, there were no options to purchase shares of the Company's Common Stock were outstanding under the Plan nor had any award been made under the Plan.

Plan Amendment

         As noted above, there would only be 100,000 shares of Common Stock authorized for purposes of granting Awards under the Plan as a result of the Reverse Split. The Board of Directors believes that having the ability to grant additional Awards under the Plan will enable the Company to attract, retain and motivate key employees and certain third parties. The Plan Amendment restores the number of shares of Common Stock available under the Plan to 3,000,000 and permits the issuance of unrestricted stock.

         The text of the Plan Amendment is set forth in full on Exhibit A to this Information Statement, and the foregoing description is qualified in its entirety by reference to Exhibit A.

Certain Federal Income Tax Matters

         The tax consequences with respect to Awards are quite complex and subject to change. Thus, the following discussion is general in nature and does not purport to be complete. We recommend that each eligible participant contact his, her or its advisor as to the potential tax consequence for them. Generally, options granted under the Plan will not result in the recognition of income by the recipient at the time of the grant. However, upon the exercise of an option, the recipient will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Stock purchased upon such exercise, and the Company will generally be entitled to a deduction of a like amount. Recipients of restricted stock and deferred stock will not ordinarily recognize income upon receipt of the Award absent an election under the Code to recognize income upon the date of grant. Income will be recognized in an amount equal to the difference between the purchase price of the stock and the fair market value of the stock on the date of vesting (or grant, if the above-referenced election has been made) , and the Company will generally be entitled to a deduction of a like amount.

Approval Required

         The approval of a majority of the outstanding stock entitled to vote will be necessary to approve the proposed amendment. As discussed above, the Company's Board of Directors and certain shareholders, on the Record Date of the transaction, hold voting authority for stock representing approximately 67% of the votes of the Company's outstanding stock. They have executed written consents voting those shares in favor of the proposed amendment. The Board of Directors does not intend to solicit any proxies or consents from any other shareholders in connection with this action.

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

                              AVAILABLE INFORMATION

         We are subject to the information and reporting requirements of the Exchange Act and in accordance therewith, are required to file reports, proxy statements and other information with the Commission. The Registration Statement, reports, proxy statements and other information filed by us with the Commission, maybe inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the Commission located at CiticorpCenter, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete.


                           INCORPORATION BY REFERENCE

         The following documents filed with the Commission by the Company are hereby incorporated by reference into this Information Statement:

         Form 10-KSB Annual Report for the year ended December 31, 2001.

         Form 8-K Report dated March 18, 2002.

         Form 8-K Report dated March 1, 2002.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the meeting.

                                            By Order of the Board of Directors



                                            Cristino L. Perez
Secretary

April __, 2002

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

                                                                       Exhibit A


                FIRST AMENDMENT TO THE 2001 EQUITY INCENTIVE PLAN
                          OF COLUMBIALUM STAFFING, INC.


         The following is the first amendment to the 2001 Equity Incentive Plan (the "Plan") of Columbialum Staffing, Inc. (the "Company"), dated as of ______, 2002.

         WHEREAS, the following amendment to the Plan (the "Amendment") is deemed to be in the best interest of the Company; and

         WHEREAS, the Amendment has been duly approved unanimously by the Board of Directors at a meeting duly held on _________, 2002 and by the affirmative vote of the holders of the majority of the Company's outstanding common stock by written consent on April 17, 2002;

         NOW, THEREFORE, in accordance with Article IX of the Plan, the Plan is hereby amended as follows, effective as of ______, 2002:

         I. The first sentence of Section 4.2 is hereby amended in its entirety to read as follows:

         "The total number of shares of Stock set aside for Awards which may be granted under the Plan shall be 3,000,000 , after giving effect to a thirty for one reverse stock split effected on ________, 2002."

         Any provision of the Plan which refers to or otherwise defines the common stock of the Company shall be interpreted to refer to the Common Stock, as its exists immediately after the effective date of the reverse split described above.

         II. Section 6.1 is hereby amended to read as follows:

         "6.1 STOCK AWARDS. The Committee may issue shares of Stock to an Eligible Person with or without restriction. If the Committee determines to place restrictions on the Stock Award, then the Company will execute a Restricted Stock Agreement. The Stock may be issued for no payment by the Eligible Person or for a payment below the Fair Market Value on the date of grant. Stock may be subject to restrictions as to sale, transfer, alienation, pledge or other encumbrance and may be subject to vesting over a period of time as specified in the Restricted Stock Agreement. If the shares are to be restricted the Committee shall determine the period of vesting, the number of shares, the price, if any, of Stock included in a Restricted Stock Award, and the other terms and provisions which are included in a Restricted Stock Agreement."

         Except as otherwise amended by this Amendment, the Plan is hereby ratified and approved, and shall continue in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer as of the date first set forth above.

                                                COLUMBIALUM STAFFING, INC.


                                                By: __________________________
                                                Name:    R. Gale Porter
                                                Title:     President


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